Exhibit 2

9th Floor, 100 University Avenue
Toronto, Ontario M5J 2Y1
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Security Class

Holder Account Number

Form of Proxy - Annual and Special Meeting of Shareholders of Talisman Energy Inc. to be held on May 3, 2005

Notes to Proxy

1. Every holder has the right to appoint a person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2. If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you may be required to provide documentation evidencing your power to sign this proxy with signing capacity stated.

3. This proxy should be signed in the exact manner as the name appears on the proxy.

4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by management to the holder.

5. The securities represented by this proxy will be voted as directed by the holder; however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by management.

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

Voting by mail may be the only method for holdings held in the name of a corporation or holdings being voted on behalf of another individual.

Voting by mail or by Internet, are the only methods by which a holder may appoint a person as proxyholder other than the management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined below to vote this proxy. Please have this proxy in hand when you call.

To Receive Documents Electronically - You can enrol to receive future securityholder communications electronically after you vote using the Internet. If you don’t vote online, you can still enrol for this service. Follow the instructions below.

To Vote Using the Telephone (Only Available Within Canada and U.S.)	To Vote Using the Internet	To Receive Documents Electronically

• Call the toll free number listed BELOW from a touch tone telephone. There is NO CHARGE for this call. • Proxy Instructions must be received by 10:30 a.m., (Eastern Daylight Time) on May 2, 2005.	• Go to the following web site: www.computershare.com/ca/proxy • Proxy Instructions must be received by 10:30 a.m., (Eastern Daylight Time) on May 2, 2005.

•    You can enrol to receive future securityholder communications electronically, after you vote using the Internet. If you don’t vote online, you can still enrol by visiting www.computershare.com - click “Investors” and then “Electronic Shareholder Communications”.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER, HOLDER ACCOUNT NUMBER and ACCESS NUMBER listed below.

Proxies submitted must be received by 10:30 a.m., (Eastern Daylight Time) on May 2, 2005.

THANK YOU

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This Form of Proxy is solicited by and on behalf of management.

Appointment of Proxyholder
I/We being registered holder(s) of common shares of Talisman Energy Inc. hereby appoint: D.D. Baldwin, or failing him, J.W. Buckee	OR	Print the name of the person or company you are appointing if this person or company is someone other than D.D. Baldwin or J.W. Buckee.

as my/our proxyholder with full power of substitution and to vote in accordance with the following directions (or if no directions have been given, as the proxyholder sees fit) and on all other matters that may properly come before the Annual and Special Meeting of Shareholders of Talisman Energy Inc. (the “Company”) to be held in the Exhibition Hall, North Building of the Telus Convention Centre, 136 Eighth Avenue S.E., Calgary, Alberta on Tuesday, May 3, 2005 at 10:30 a.m. (Mountain Daylight Time), and at any adjournment thereof.

1. Election of Directors

	For	Withhold		For	Withhold		For	Withhold

01. Douglas D. Baldwin			04. Al L. Flood			07. Stella M. Thompson

02. James W. Buckee			05. Dale G. Parker			08. Robert G. Welty

03. Kevin S. Dunne			06. Lawrence G. Tapp			09. Charles W. Wilson

2. Appointment of Auditor

Reappointment of Ernst & Young, LLP, Chartered Accountants as auditor of the Company for the ensuing year.	For	Withhold

3. Shareholder Rights Plan

Management recommends a vote FOR the following resolution. Please read the resolution in full in the accompanying Management Proxy Circular.	For	Against

Continuation and amendment of Shareholder Rights Plan.

Authorized Signature(s) - Sign Here - This section must be completed for your instructions to be executed.

I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted FOR each of the nominees and the matters listed above.

Signature(s)

Date

Financial Statements Request	Annual Report	Interim Financial Reports	Corporate Responsibility Report

In accordance with securities regulations, shareholders may elect annually to receive financial statements, if they so request. If you wish to receive such mailings, please mark your selection.	Mark this box if you DO NOT want to receive the Annual Report by mail.	Mark this box if you would like to receive Interim Financial Reports by mail.	Mark this box if you would like to receive the annual Corporate Responsibility Report by mail.

If you do not mark the box, or do not return this PROXY, then it will be assumed you do NOT want to receive Interim Financial Reports, or the Corporate Responsibility Report. You will then be provided with only a summary Corporate Responsibility Report.

TLMQ

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